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Spacetec IMC and Labtec Inc. Complete
Merger

VANCOUVER, Wash., Feb 17/PRNewswire/ -- Spacetec IMC Corp. (Nasdaq: SIMC - news)
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and Labtec, Inc. (Nasdaq: LABT - news) announced that in a special meeting,
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Spacetec stockholders approved all matters related to the merger which was announced October 21, 1998. The stockholders approved issuance of Spacetec stock and other consideration to Labtec Stockholders, a reverse 1 for 3 stock split and the election of a new Board of Directors. The stockholders also approved a corporate name change to Labtec Inc. and the post split shares will trade on the NASDAQ under the symbol LABT beginning Friday, February 19, 1999.

Marc Leder, Co-Chairman of the Board of Labtec said, "We are pleased to have completed the merger and are excited about bringing the Spacetec 3D Interactive controller technology to the consumer markets through Labtec. We believe there will be significant advantages in integrating the companies."

About Labtec

Labtec offers a broad array of products including computer speakers, subwoofers, PC voice access microphones, headphones and accessories, 3D input controllers and 3D game pads. Labtec's strategy is to offer a growing assortment of products based on proprietary technology through multiple channels of distribution. Labtec currently sells its products to most of the largest and fastest growing retailers, master distributors, and original equipment manufacturers with all channels served on a worldwide basis. For additional information, please call 360-896-2000, or visit the Labtec Web site at www.labtec.com.
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Risk Factors

This release, as it relates to product announcements and other company announcements, contains forward-looking statements which are made pursuant to the safe harbor provisions of the private securities litigation reform act of 1995. Investors are cautioned that all forward-looking statements involve risks related to the development of technology and manufacturing capabilities, market acceptance of and demand for the company's products, entrance into the consumer market, impact of competitive products and pricing, dependence on third-party suppliers and intellectual property rights. Investors are directed to the risk factors section and other information contained on the company's 1998 form 10-K and 10-Q, copies of which are available from the company without charge, for a more complete description of the risks and uncertainties relating to the material in this release as well as other aspects of the company's business.